Exhibit (a)(5)



                              BROADWAY STORES, INC.

                           Offer to Purchase for Cash
                               Any and All of Its
              6-1/4% Convertible Senior Subordinated Notes Due 2000

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 1995 AND MAY NOT BE
          EXTENDED EXCEPT AS REQUIRED BY APPLICABLE LAW.


                                                                November 8, 1995

To Brokers, Dealers, Commercial Banks,
  Trust Companies, and Other Nominees:

     We are enclosing the material listed below relating to the offer by Broadway Stores, Inc. ("Broadway") to purchase for cash any and all of its 6-1/4% Convertible Senior Subordinated Notes Due 2000 (the "Notes") at a purchase price equal to the principal amount thereof plus accrued and unpaid interest thereon to December 8, 1995, which will be $1,027.43 per $1,000 principal amount of Notes, on the terms and subject to the conditions set forth in the Notice of Change in Control and Offer to Purchase dated November 8, 1995 (this "Offer to Purchase") and in the related Change in Control Purchase Notice and Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Offer").

     We are asking you to contact your clients for whom you hold Notes registered in your name (or in the name of your nominee). Please bring the Offer to their attention as promptly as possible.

     Enclosed are copies of the following documents:

     1.   Notice of Change in Control and Offer to Purchase dated November 8,
          1995;

     2. Proxy Statement of Broadway Stores, Inc. and Prospectus of Federated Department Stores dated September 8, 1995, included solely for the information of holders of the Notes.

     3.   Letter of Transmittal to be used by holders of Notes to tender Notes;

     4. A form of letter which may be sent to your clients for whose accounts you hold Notes registered in your name (or the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer;

     5.   Notice of Withdrawal;

     6.   Notice of Guaranteed Delivery;

     7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     8. Return envelope addressed to Bankers Trust Company, the Paying Agent for the Offer.


     PLEASE CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AS 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 1995 AND MAY NOT BE EXTENDED EXCEPT AS REQUIRED BY APPLICABLE LAW.










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     Broadway will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Notes pursuant to the Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

     Any requests for additional copies of the enclosed material and any inquiries you may have with respect to the Offer should be addressed to Bankers Trust Company, the Paying Agent for the Offer, at the telephone number and addresses set forth on the back cover of the Offer to Purchase.

                                   Very truly yours,


                                   BROADWAY STORES, INC.































                      _____________________________________

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BROADWAY, ANY AFFILIATE OF BROADWAY, OR THE PAYING AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.








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